Exhibit 99.2

KFX ANNOUNCES PLANS TO BUILD A 4 MILLION TON PER YEAR K-FUEL™ PLANT
TO DELIVER ENHANCED, CLEANER BURNING COAL

New K-Fuel™ Plant to be Located at Buckskin Mine in Wyoming

DENVER, September 28, 2005 -- KFx Inc. (Amex: KFX) announced today an option for long-term coal supply and site lease agreements with Buckskin Mining Company, a wholly-owned subsidiary of Kiewit Mining Group Inc., to allow for the construction and operation of a 4 million ton per year (TPY) K-Fuel™ plant.  The plant is to be located at Buckskin Mining Company’s Buckskin Mine in the Powder River Basin (PRB) in Wyoming, and is anticipated to be initially majority owned and operated by KFx.

"We are pleased that an agreement has been signed allowing for a K-Fuel™ facility to be located at the Buckskin Mine site, as this location was one of our original choices to build a K-Fuel™ plant.  With start-up of our first commercial plant at Fort Union set for later this year, we are diligently working to sign coal supply and site lease agreements for future growth.  This is one of many future site and supply agreements being put together by KFx for rapid expansion of K-Fuel™ for the market,” commented Ted Venners, Chairman and Chief Technology Officer.

Initial permitting and engineering for the Buckskin Mine site have already begun.  KFx estimates that the plant could be constructed and in operation by the end of 2008.

About KFx Inc.

KFx provides solutions to help coal-burning facilities economically increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™ process to transform abundant U.S. and worldwide reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies.

Please visit www.kfx.com or more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:
KFx Inc., Denver, CO
Analyst Contact:
Andreas Vietor, Director of Investor Relations
303-293-2992
or
Brainerd Communicators, Inc., New York, NY
Media Contact:
Michele Clarke/Jill Gumberg
212-986-6667

Website: http://www.kfx.com

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